Exhibit 10.1
TRANSITION ASSISTANCE AND COOPERATION AGREEMENT

This TRANSITION ASSISTANCE AND COOPERATION AGREEMENT (this “Transition Assistance Agreement”) is made this 29th day of April, 2013 by and between The Hanover Insurance Group, Inc. (“THG” and, together with THG’s direct and indirect subsidiaries, the “Company”) and Marita Zuraitis (the “Executive”).

WHEREAS, the Executive has served as a senior executive of the Company since April 19, 2004, in the capacities of Executive Vice President of THG and President of The Hanover Insurance Company and in various other capacities with other insurance subsidiaries of the Company, and in these capacities has acquired invaluable skills and a unique knowledge of various parts of the insurance operations of the Company.

WHEREAS, the Executive has advised the Company that she has determined to resign effective May 10, 2013 (the “Effective Date”) and accept a position with another company.

WHEREAS, the Company desires to secure the cooperation and assistance of the Executive with respect to various matters that may arise from time to time after the Effective Date and to confirm various non-solicit, non-hire, non-interference and confidentiality obligations of the Executive, and the Executive has agreed to do so.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.
Transition Assistance.  The Executive agrees to assist the Company in various transition matters for a period of three months following the Effective Date (the “Transition Period”).  Such responsibilities may include advising the Chief Executive Officer of the Company with respect to organizational matters, assisting the Senior Vice President of Field Operations with field and agency matters and relationships, advising the Company with respect to historical underwriting matters and standards, providing advice regarding various Commercial, Specialty and Personal Lines products, including the Hanover Platinum product, and advising with respect to historical reinsurance matters.

2.
Cooperation.  Following the end of the Transition Period, the Executive agrees to cooperate in responding to any inquiries the Company may make from time to time about historical matters relating to the Company and its insurance operations during the time that the Executive was in the Company’s employ.

3.
Litigation Assistance.  The Executive agrees to cooperate fully with the Company in connection with any existing or future arbitration, litigation or regulatory matters involving the Company to the extent the Company deems your cooperation necessary, advisable or convenient.

4.
Limitations.  The Company acknowledges and recognizes that the Executive has accepted a senior position with another company which will entail her relocation and full-time attention to her duties and responsibilities with her new employer.  Accordingly, it is understood that to the extent practicable, the Executive’s obligations under paragraphs 1, 2 and 3 of this Transition Assistance Agreement (the “Executive Undertakings”) will be undertaken at the Executive’s convenience and, at the Executive’s election and to the extent reasonably practicable, outside of normal working hours.  The Company will endeavor in all reasonable respects to minimize the inconvenience presented by the Executive Undertakings and any interference with the Executive’s new responsibilities, and further acknowledges, understands and agrees that such new responsibilities are primary to the Executive Undertakings.

5.
Non-Solicit, Non-Hire, Non-Interference, Confidentiality and Other Obligations.  The Executive hereby confirms and agrees to comply with various obligations previously undertaken as identified in the Covenant and Release Agreement.

6.	Consideration. In consideration of the Executive Undertakings and other obligations and agreements of the Executive, the Company hereby agrees to:

(a)	pay to the Executive, an amount equal to the Executive’s target short-term incentive compensation award, pro-rated for the four month period beginning on January 1, 2013 and ending on April 30, 2013;

(b)
permit the Executive to continue through April 30, 2014, the financial planning benefit currently available through The Ayco Company, L.P (“Ayco”), except that Ayco shall bill the Executive directly for the individual service fee and the Company shall pay to the Executive the sum of $11,500 in lieu of the Company paying such fee;

(c)
pay to the Executive, in lieu of the 5,750 shares of restricted stock (the “Shares”) that were granted on January 20, 2012, the sum of $300,000, and such Shares shall be forfeited as of the Effective Date; and

(d)
in the event the Company, pursuant to paragraph 3 above, requires, after the expiration of the Transition Period, more than an immaterial commitment of time, then the Company shall (i) compensate the Executive at a rate equal to the Executive’s base rate of pay in effect as of the Effective Date and (ii) reimburse any reasonable and necessary expenses incurred, such as expenses for travel, lodging and meals.

7.	Release and Other. Satisfaction of the conditions and agreements set forth in the Covenant and Release Agreement shall be a condition to the effectiveness of this Transition Assistance Agreement.

This Transition Assistance Agreement is hereby executed as of the date first set forth above.

THE HANOVER INSURANCE GROUP, INC.

By: /s/ Maribeth N. Bearfield
       Maribeth N. Bearfield
       Executive Vice President and Chief Human Resources Officer

EXECUTIVE

      /s/ Marita Zuraitis
      Name:  Marita Zuraitis

.